UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-33393	94-3306718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4800 Montgomery Lane, Suite 800, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(240) 497-9024

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

As previously reported, on August 19, 2014, the Company issued $17.5 million aggregate principal amount of 5.00% Convertible Senior Notes due 2017 (the “Notes”). The Notes are governed by an indenture, dated as of August 19, 2014, between the Company and The Bank of New York Mellon, as trustee.

The interest rate on the Notes is 5.00% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015.

The Notes will mature on August 15, 2017, unless previously converted or repurchased. The Notes are unsecured obligations of the Company, except that the interest payments are secured by funds that have been set aside in an escrow account for that purpose.

Holders may convert the Notes at their option prior to February 15, 2017 when or if certain thresholds have been met or circumstances occur, such as the Company’s stock price exceeds 130% of the conversion price under the Notes for a period of time, or the trading price of the Notes is less than 98% of the conversion price under the Notes for a designated period of time, or certain other specified corporate events occur. In addition, holders may convert their Notes at any time on or after February 15, 2017 and prior to maturity.

The initial conversion price is $7.30 per share (defined in the indenture as a conversion rate of 136.9113 shares of the Company’s common stock per $1,000 principal amount of Notes). The conversion price is subject to customary adjustment events specified in the indenture (including in connection with a “make-whole fundamental change” as defined in the Indenture). In addition, the conversion price is subject to a one-time possible re-set on February 15, 2015, to 110% of the Company’s stock price at that time, if that price per share would be lower than the initial conversion price of $7.30, but in no event may the conversion price be re-set more than 20% downward from the initial conversion price of $7.30. Holders who convert their Notes after February 15, 2015 will, in certain circumstances specified in the indenture, be entitled to receive an interest make-whole payment payable in shares of common stock of the Company.

The Indenture also contains other customary terms for transactions of this type, including a right of note holders, subject to certain conditions, to require the Company to repurchase the Notes in the event of a “fundamental change” (as defined in the indenture) involving the Company.

The indenture also provides for customary events of default which include, without limitation, the following: default in any payment of interest which continues for a period of 30 days; default in the payment of principal of any note when due and payable (whether at stated maturity, upon any required purchase or otherwise); the Company’s failure to comply with its conversion obligations under the notes; certain defaults by the Company or any of its significant subsidiaries with respect to certain indebtedness in excess of $10.0 million; and certain events of bankruptcy, insolvency, or reorganization with respect to the Company or any of its significant subsidiaries; or the pledge and escrow agreement relating to the interest escrow provided for the interest payments for the Notes ceases to be in full force and effect or enforceable prior to its expiration due to a default that fails to be cured within 30 days thereof.

The summary of the foregoing is qualified in its entirety by reference to the text of the Indenture, which is filed as Exhibit 4.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Indenture” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture dated August 19, 2014, by and between Northwest Biotherapeutics, Inc. and The Bank of New York Mellon for 5.00% Convertible Senior Notes due 2017.

4.2	Form of 5.00% Convertible Senior Note due 2017 (included in Exhibit 4.1).

10.1	Pledge and Escrow Agreement dated August 19, 2014, by and among Northwest Biotherapeutics, Inc., The Bank of New York Mellon, as trustee, and The Bank of New York Mellon, as escrow agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: August 25, 2014	/s/ Linda Powers
Linda Powers, Chief Executive Officer and Chairman